AMENDMENTS TO BYLAWS OF RMS TITANIC, INC.

         I, G. MICHAEL HARRIS, do hereby certify that I am the duly elected and qualified Secretary of RMS Titanic, Inc., a Florida corporation (the "Corporation"), and hereby certify that the Corporation through the approval of all of its Board of Directors taken at a Special Meeting of Directors held on January 18, 2000, hereby adopt the following modifications, amendments and deletions to its Bylaws to be effective immediately upon adoption by the Board of Directors. Each of these amendments, modifications or deletions to the Corporation's Bylaws shall be considered independent of each other and if any such amendment, deletion or modification is considered void or otherwise overturned by a court of competent jurisdiction, then all other remaining modifications, deletions or additions to the Bylaws shall remain in full force and effect, it being the intent that each modification, amendment or deletion be considered independent. The text of the amendments, modifications and deletions to the Corporation's Bylaws are as follows:

                      ARTICLE II. MEETINGS OF SHAREHOLDERS

         Section 3. captioned Special Meetings is deleted in its entirely and replaced with the following provision.

         SECTION 3. SPECIAL MEETINGS. Special meetings of the shareholders may be called for any purpose or purposes by the Board of Directors, by the Chairman of the Board or by the President of the Corporation or as otherwise provided by law. Special meetings may be called by shareholders owning fifty percent (50%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote. Only such business as is stated in the written notice of a special meeting may be acted upon thereat.

         Section 5. captioned Closing of Transfer Books and Fixing Record Date is amended by adding the following sentences at the end of Section 5

         "The list shall be prima facie evidence as to who are the shareholders entitled to examine such list or to vote at any meeting. If the requirements of this Section have not been complied with, the meeting shall, upon the demand of any stockholder in person or by proxy, be adjourned until the requirements are complied with. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at such meeting prior to the making of any such demand."

         Section 7. captioned Quorum is amended by adding the following paragraph to Section 7.

         When any meeting is convened the presiding officer, if directed by the Board, may adjourn the meeting if the Board determines that adjournment is necessary or appropriate to enable the shareholders (i) to consider fully information which the Board determines has not been made sufficiently or timely available to shareholders or (ii) otherwise to exercise effectively their voting rights. Prior to the time when any meeting is convened the officer who would be the presiding officer at such meeting, if directed by the Board, may postpone the meeting if the Board determines that adjournment is necessary or appropriate to enable the shareholders (a) to consider fully information which the Board determines has not been made sufficiently or timely available to shareholders or (b) otherwise to exercise effectively their voting rights.

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         A new Section 4. is added to Article II replacing the current Section 4 and shall read as follows:

         SECTION 4. ADVANCE NOTICE OF BUSINESS TO BE TRANSACTED AT STOCKHOLDER MEETINGS. No business may be transacted at a meeting of shareholders other than the business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the action of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or
         (c) otherwise properly brought before the meeting by the shareholders of the Corporation in accordance with the provisions of these Bylaws (as amended).

         In addition to any other applicable requirements, for business to be properly brought before a meeting by a stockholder, such shareholders must have given timely notice thereof in proper written form to the Secretary of the Corporation.

         To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than forty-five (45) days nor more than sixty (60) days prior to the date of the meeting of shareholders.

         To be in proper written form a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder of such business, (v) if the Corporation is a Section 12(g) reporting company under the Securities Exchange Act of 1934, as amended, all information as required by Schedule 14A under this Act (i.e., the proxy rules), and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

         No business shall be conducted at a meeting of shareholders except business brought before the meeting in accordance with the procedures set forth in this Article II. Section 4, provided, however, that, once business has been properly brought before the meeting in accordance with such procedures, nothing in this Article II. Section 4 shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of a meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, the Chairman shall declare at the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

                             ARTICLE III. DIRECTORS

         Section 4 captioned Removal of Directors is amended to read as follows:

                  Except as otherwise provided by law or the Certificate of Incorporation, any director or the entire board of directors may be removed, with or without cause, by the holders of eighty percent (80%) of the shares then entitled to vote at an election of directors.

         A new Section 12. is added to Article III. and shall read as follows:

                  SECTION 12. NOMINATION OF DIRECTORS AND ADVANCE NOTICE THEREOF. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors, (a) by or at the direction of the board of Directors (or any duly authorized committee thereof) or (b) by the shareholders of the Corporation in accordance with the provisions of the Bylaws (as amended)

                  In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

                  To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than forty-five (45) days nor more than sixty (60) days prior to the date of the meeting of shareholders.

                  To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director
                  (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Article II, Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

                  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set froth in this Article III. Section 12. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

         Article XII. Section 10. captioned Action by Consent is amended by deleting the current language and adding the following paragraph:

         "Any action by written consent of shareholders must be signed by the holders of eighty percent (80%) of the outstanding stock entitled to vote if such action is for the removal of any director or the entire Board of Directors. Any written consent solicitation must strictly comply with the requirements of Chapter 607.07,04 of the Florida General Corporation Law. All stockholder written consent solicitations must contain the information described in Article II, Section 4 and
         Article III Section 12. of the Bylaws (as amended hereby) to be effective. Failure to include the information described in Article II
         Section 4, Article III. Section 12. shall result in such stockholder consent solicitation being considered void. It is the intent of this Bylaw modification to provide all shareholders sufficient information to consider fully the proposals to be acted upon the shareholders so that the shareholders may effectively exercise their voting rights by having the same information made available to shareholders in a written consent solicitation that would otherwise be made available in a notice of a meeting pursuant to the provisions of these Bylaws (as amended)."


         Article XIII. captioned Amendments is amended by deleting the current language and adding the following provision.

                  "Shareholders of the Corporation shall have the power to alter, repeal, amend or rescind these Bylaws; provided, however, that the affirmative vote of at least two-thirds (2/3's) of the outstanding shares of the Corporation entitled to vote thereon, voting together as a single class, shall be required for shareholders of the Corporation to adopt, amend, alter, repeal or rescind the Bylaws."

         I hereby certify that the above is a true and correct copy of the Amendments to Bylaws of RMS Titanic, Inc. duly adopted at a Special Meeting of the Board of Directors held at 17 Battery Place, Suite 203, New York, New York on January 18, 2000.




                               G. Michael Harris
                               Director, Secretary



                               Arnie Geller
                               Director,
                               President and Chief Executive Officer

                              (SEAL)